Exhibit 99.1

Media Contact:	Investor Contacts:
Mary Ellen Keating	Joseph J. Lombardi
Senior Vice President	Chief Financial Officer
Corporate Communications	Barnes & Noble, Inc.
Barnes & Noble, Inc.	(212) 633-3215
(212) 633-3323	jlombardi@bn.com
mkeating@bn.com
Andy Milevoj
Director of Investor Relations
Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com

BARNES & NOBLE TO ACQUIRE BARNES & NOBLE COLLEGE BOOKSELLERS,
REUNITING BARNES & NOBLE BRAND

Strategic Acquisition Adds Highly Complementary College Bookstore Business
with Leading Presence in Growing Market

College Business Brings Predictable Revenue Stream; Transaction Expected to be Significantly Accretive to EPS

Enhances Barnes & Noble’s Competitive Position for Electronic and Online Offerings, Creating Attractive Cross-Promotional Opportunities and Larger Market for Recently Launched eBookstore

Commitments Received for New $1 Billion Credit Facility

New York, NY (August 10, 2009)—Barnes & Noble, Inc. (“BKS”) (NYSE: BKS), the world’s largest bookseller, today announced a definitive agreement to acquire privately held Barnes & Noble College Booksellers, Inc. (“College”), a leading contract operator of college bookstores in the United States, in a transaction valued at $596 million, or approximately $460 million net of College’s cash on hand on the expected closing date.

The company also announced that concurrent with the signing of the definitive agreement to acquire College, BKS has received commitment letters on a new $1 billion, four-year revolving credit facility, which will replace each of BKS’ and College’s existing credit facilities.  BKS will finance the transaction through $250 million of seller financing, with the remainder coming from the new credit facility and cash on hand.

College operates 624 college bookstores through multi-year management services contracts, serving nearly 4 million students and over 250,000 faculty members at colleges and universities across the United States.  Founded in 1965, College has a diversified, predictable and growing revenue stream derived from the sale of textbooks and course-related materials, emblematic apparel and gifts, trade books, school and dorm supplies, and convenience and café items.

In its 2009 fiscal year ended May 2, 2009 (“fiscal 2009”), College produced revenue of $1.8 billion and same-store sales growth of 1.0%. The company has generated a compound annual growth rate (CAGR) in revenues of 6.2% over the past three years.

Based on College’s fiscal 2009 results, BKS would have realized incremental earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) of $115 million from acquired operations and assets.  The transaction will also result in the elimination of BKS’ annual royalty payments for online textbook sales, which amounted to $6 million in fiscal year 2008.  Prior to purchase accounting adjustments, including the valuation of intangible assets acquired and related amortization to be determined by an independent appraisal, BKS expects this transaction to be accretive to earnings per share by 30% to 35% on an annualized basis, based on the Company’s full-year earnings per share guidance of $1.10 to $1.40 provided on May 21, 2009.

College, which is currently owned by BKS Chairman Leonard Riggio, has a leading market position in the fragmented $10 billion college bookstore industry, in which approximately 35% of bookstores are operated by College and other third parties, and 65% are operated by the educational institutions themselves.  College has 405 current contracts.  Over 93% of contracts up for renewal were renewed in the last five years.  The Company has a strong new contract pipeline, with new contracts signed in fiscal 2010 forecasted to add $53 million in annualized sales. The industry also has positive demographic trends, with U.S. college enrollment projected to grow from 15.3 million students in 2000 to over 20 million in 2015.

Given the related-party nature of the transaction, the BKS Board of Directors established a Special Committee of the Board to evaluate the acquisition opportunity, negotiate its terms, and make a recommendation to the BKS Board of Directors.  The Special Committee is comprised of four independent directors: Irene R. Miller (Chairperson), William Dillard, II, Patricia L. Higgins, and Margaret T. Monaco.  The Special Committee is being advised by an independent legal advisor, Davis Polk & Wardwell LLP, and an independent financial advisor, Greenhill & Co., LLC, which delivered a fairness opinion to the committee in connection with the transaction.

Irene Miller said, “Reunifying the Barnes & Noble brand and reintegrating these highly complementary businesses has long been a top priority of the BKS Board. College has a leading position in a market with excellent fundamentals and will add a very predictable and growing revenue stream to BKS.  In addition, in a rapidly changing environment, both companies will benefit from a unified digital platform and brand, which will enable the combined company to capitalize on the growing online college textbook and electronic book markets.”

Ms. Miller added, “The Special Committee of the Board conducted a rigorous and lengthy process to assess the opportunity, optimize the structure of this transaction and secure the best possible price and terms for BKS shareholders.  We are pleased to be acquiring a profitable and growing company at a very attractive valuation -- which will diversify BKS’ revenue base, provide significant earnings accretion, and give BKS full control of its valuable brand.”

Leonard Riggio said, “With U.S. college enrollment projected to reach over 20 million students by 2015, and education-related consumption continuing to increase, a growing number of academic institutions are seeking to outsource their bookstores to an experienced operating partner who can deliver an attractive revenue stream, as well as consistent, high-quality services for students and faculty.  College’s leading market position, superior quality and Barnes & Noble branding make it the operator of choice for academic institutions who want a partner with a heritage of retail bookselling, respect for intellectual property, a strong customer service culture and a track record of client satisfaction.”

Mr. Riggio continued: “Although both companies previously thrived as separate entities, owing to distinctions in their product offerings, the definition of textbooks and tradebooks has become increasingly blurred.  This trend will accelerate with eBook offerings.  Thus, combining both businesses on a single branded platform will enable the combined company to cross-promote print and digital offerings to all of our customers.”  Mr. Riggio noted that College customers also will have seamless access to BKS’ recently launched eBookstore, the world’s largest, with more than 750,000 digital titles currently available.

Transaction Details and Financial Information
Under the terms of the transaction, BKS will acquire all of the outstanding stock of College, which will become a wholly owned subsidiary of BKS.  BKS also will acquire the Barnes & Noble trade name, which is owned by College and which BKS currently licenses from College. College’s headquarters will remain in Basking Ridge, NJ and the College management team and organizational structure is expected to remain in place. Prior to closing, certain non-core assets of College, including BKS common stock, will be distributed out of College and will not be acquired by BKS.

BofA Merrill Lynch, JPMorgan Securities Inc. and Wells Fargo Securities, LLC are acting as financial advisors to BKS.  BofA Merrill Lynch, JPMorgan Chase Bank, N.A. and Wells Fargo Retail Finance, Inc. are acting as Joint Lead Arrangers and Joint Bookrunners on BKS’ new credit facility.

BKS expects the transaction, which has been approved by the boards of both companies, to close on or about October 1, 2009, subject to the receipt of regulatory clearances and customary closing conditions.

Conference Call and Webcast Details
There will be a conference call for the investment community hosted by Irene Miller, Chairperson of the Special Committee, and Joe Lombardi, Chief Financial Officer of BKS, to discuss this announcement today at 8:30 A.M. ET which will be accessible at www.barnesandnobleinc.com/webcasts.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 777 bookstores in 50 states. Barnes & Noble is the nation’s top bookseller brand for the sixth year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®.

Barnes & Noble conducts its online business through Barnes & Noble.com one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

About Barnes & Noble College Booksellers, Inc.
Based in Basking Ridge, New Jersey, Barnes & Noble College Booksellers is a leading, privately held contract operator of college bookstores in the United States.   Barnes & Noble College Booksellers currently operates 624 campus bookstores, serving nearly four million students and over 250,000 faculty members at colleges and universities across the country. For more information, please visit www.bncollege.com.

SAFE HARBOR

This press release contains “forward-looking statements.”  Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company.  These statements are subject to risks and uncertainties that could cause actual results to differ materially.  These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control.   Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.